Exhibit 99.1

CHARLOTTE RUSSE HOLDING, INC. ANNOUNCES THIRD QUARTER 2008

FINANCIAL RESULTS

SAN DIEGO, July 23, 2008/PR Newswire-First Call/ - Charlotte Russe Holding, Inc. (NASDAQ: CHIC) today announced financial results for the third quarter of fiscal 2008 ended June 28, 2008.

Third quarter highlights:

•	Net sales increased 7.2% to $193.2 million compared to $180.3 million last year. Comparable store sales declined 6.5%.

•	Operating income was $10.4 million versus $15.5 million in fiscal 2007.

•	Net income was $6.6 million, or $0.31 per diluted share, compared to $10.1 million, or $0.40 per diluted share, in the third quarter of fiscal 2007.

•	Comparable store inventories were down 10.4% at the close of the quarter.

Nine month highlights:

•	Net sales totaled $616.5 million, an increase of 12.0% versus $550.6 million a year ago. Comparable stores sales decreased 0.8%.

•	Operating income was $37.0 million compared to $41.5 million in the first nine months of fiscal 2007.

•	Net income was $24.8 million, or $1.04 per diluted share, versus $27.9 million, or $1.09 per diluted share, a year ago.

Commenting on the results, Len Mogil, Interim Chief Executive Officer, stated, “Although third quarter comparable store sales results were lower than expected, we were able to deliver earnings of $0.31 per share, at the low end of our guidance range.”

Mogil continued, “While we are enthusiastic about our new Back-to-School assortments that arrived in stores earlier this week, we remain cautious about consumer sentiment. We are focused on delivering trend right product, appropriately managing inventory and tightly controlling costs. Additionally, we are assuming a more conservative approach to square footage growth for next year and currently expect to open 20-30 new stores in fiscal 2009. I look forward to working with the Board and management on many initiatives to strengthen the business and build value over the long-term.”

Outlook

Based on the current operating environment and recent sales trends at Charlotte Russe, the Company expects fourth quarter comparable store sales to be in the range of negative low to mid-single digit. Earnings per diluted share are expected to be between $0.15 and $0.23, excluding cash and non-cash charges related to the departure of the Company’s former CEO, as well as transition costs. This compares to a comparable store sales decline of 5.3% and diluted earnings per share of $0.33 in the fourth quarter of fiscal 2007.

New Store Openings

The Company opened 21 new stores during the third quarter, bringing the year-to-date total to 39 new locations. Approximately 18 stores are expected to open during the fourth quarter for an anticipated total of 57 new store openings in fiscal year 2008.

Conference Call Information

A conference call to discuss third quarter results is scheduled for today, July 23, 2008, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). To access the call, please dial (888) 841-5034 approximately ten minutes prior to the start of the call. The conference call will also be webcast live and archived at www.charlotterusse.com. A telephone replay of this call will be available until August 6, 2008 and can be accessed by dialing (800) 642-1687 and entering code 9096624.

Charlotte Russe Holding, Inc. is a mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. As of June 28, 2008, the Company operated 469 stores in 45 states and Puerto Rico. For more information about the Company, please visit www.charlotterusse.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements. Such statements include, but are not limited to, projections of our future results of operations or of our financial condition, our anticipated management and growth strategies and new store openings. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward- looking statements. These risks and uncertainties include, but are not limited to, the risks that the Company will not achieve anticipated financial results or comparable store sales increases, the Company will not open new Charlotte Russe stores or remodel existing stores in the numbers or on the schedule anticipated, general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the Company’s business, is set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission.

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in 000’s, except per share data)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net sales	$193,233	$180,280	$616,528	$550,610
Cost of goods sold	141,599	126,864	451,310	397,176

Gross profit	51,634	53,416	165,218	153,434
Selling, general & administrative expenses	41,273	37,871	128,253	111,895

Operating income	10,361	15,545	36,965	41,539
Interest income, net	298	1,194	2,311	3,729

Income from operations before income taxes	10,659	16,739	39,276	45,268
Income tax expense	4,082	6,595	14,465	17,389

Net income	$6,577	$10,144	$24,811	$27,879

Earnings per share - basic:
Earnings per basic share	$0.31	$0.40	$1.05	$1.10

Earnings per share - diluted:
Earnings per diluted share	$0.31	$0.40	$1.04	$1.09

Basic weighted average shares outstanding	20,990	25,331	23,610	25,230
Diluted weighted average shares outstanding	21,168	25,542	23,772	25,489

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(unaudited)

	June 28, 2008	June 30, 2007
ASSETS
Cash and cash equivalents	$45,902	$87,514
Inventories	49,798	53,509
Prepaid rent expense	—	10,145
Other current assets	16,938	13,709
Deferred tax assets	6,161	6,120

Total current assets	118,799	170,997
Fixed assets, net	222,291	205,832
Goodwill	28,790	28,790
Other assets	1,085	660
Deferred taxes	970	—

Total assets	$371,935	$406,279

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$30,929	$36,232
Accounts payable, other	7,979	8,743
Accrued payroll and related expense	5,466	4,740
Income and sales taxes payable	2,378	2,737
Other current liabilities	9,541	7,361

Total current liabilities	56,293	59,813
Deferred rent	115,261	100,512
Other Liabilities	1,028	140

Total liabilities	172,582	160,465
Total stockholders’ equity	199,353	245,814

Total liabilities and stockholders’ equity	$371,935	$406,279

Investor Contacts:

Patti Johnson

Chief Financial Officer

Charlotte Russe Holding, Inc.

858.490.2603

Christine Greany

The Consumer Group, LLC

858.523.1732

Media Contacts:

Stephanie Pillersdorf

Kara Findlay

Sard Verbinnen & Co.

212.687.8080